FORM N-SAR
Exhibit 77E

THE MAINSTAY FUNDS
811-04550
For Period Ended 10/31/17


On December 23, 2014, Cynthia Ann Redus-Tarchis and others filed a complaint against New York Life Investments in the United States District Court for the District of New
Jersey. The complaint was brought derivatively on behalf of the MainStay Large Cap Growth Fund, the MainStay
MacKay High Yield Corporate Bond Fund and another fund previously managed by New York Life Investments, and alleges that New York Life Investments violated
Section 36(b) of the 1940 Act by charging excessive investment management fees. The plaintiffs seek monetary damages and other relief from New York Life Investments.
New York Life Investments believes that the case has no merit, and intends to vigorously defend the matter.

On May 6, 2015, a second amended complaint was filed which, among other things, added MainStay High Yield
Opportunities Fund as an additional Fund on whose behalf the complaint was brought. New York Life Investments filed a motion to dismiss the amended complaint. This motion was denied on October 28, 2015. New York Life
Investments filed an answer to the amended complaint on November 30, 2015.

Discovery in the case has been concluded. New York Life
Investments filed its motion for summary judgment on December 15, 2017.



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